UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2005

IMCLONE SYSTEMS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-19612	04-2834797
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 Varick Street
New York, New York	10014
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code)      (212) 645-1405

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

ImClone Systems Incorporated (the “Company”) announced today that Daniel S. Lynch has resigned as Chief Executive Officer and Director of the Company, effective today, by mutual agreement with the Company’s Board of Directors (the “Board”).  By mutual agreement, such resignation is treated as a termination by the Company without cause under Mr. Lynch’s employment agreement with the Company dated as of March 19, 2004 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated March 19, 2004).

The Company further announced that, effective today, Philip Frost, M.D., Ph.D., Executive Vice President and Chief Scientific Officer of the Company, age 65, has been appointed as the Company’s Interim Chief Executive Officer.  Dr. Frost will continue to serve as Chief Scientific Officer of the Company, a position he has held since March 1, 2005.  In his capacity as Chief Scientific Officer, Dr. Frost receives a base salary of $380,000.  For 2005, Dr. Frost is entitled to receive a bonus equal to at least 50% of his base salary at year-end, with any bonuses thereafter to be granted at the discretion of the Board.  Upon joining the Company, Dr. Frost received a sign-on bonus of $100,000 and an inducement grant of non-qualified stock options to purchase 100,000 shares of the Company’s common stock (granted pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) and governed by the Company’s 2005 Inducement Stock Option Plan), which options vest ratably over four years and have an exercise price of $43.93 (the closing price of the Company’s common stock on the date of grant). Any additional grants of stock options shall be made at the discretion of the Board.  In addition, Dr. Frost is a participant in the Company’s Senior Executive Severance Plan and Change in Control Plan.  In addition to the compensation set forth above for his service as Chief Scientific Officer, Dr. Frost will receive $10,000 per month in base salary in his capacity as Interim Chief Executive Officer.

The text of the press release, which is attached as Exhibit 99.1, is incorporated by reference herein in its entirety.

ITEM 9.01.  Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

99.1	Press Release of ImClone Systems Incorporated, dated November 10, 2005.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMCLONE SYSTEMS INCORPORATED (Registrant)

	By:	/s/ Erik D. Ramanathan
Dated: November 10, 2005		Erik D. Ramanathan Vice President, General Counsel